Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS FOURTH QUARTER AND YEAR-END RESULTS

Newport Beach, CA – March 8, 2007 – American Vanguard Corporation (NYSE:AVD), today announced financial results for the fourth quarter and year ended December 31, 2006.

For the fourth quarter, net sales were $55.1 million compared to $61.5 million in the fourth quarter of 2005, primarily due to substantially lower sales of the Company’s corn soil insecticides, as anticipated. Operating income was $10.7 million, compared to $13.2 million, primarily due to the lower sales level, as well as product mix and the associated margins, which was mitigated by a 21% decrease in operating expenses. The Company incurred greater interest expense due to increased debt levels coupled with higher interest rates. Net income was $5.4 million or $0.20 per diluted share, compared to $7.9 million or $0.30 per diluted share in the final quarter of 2005. The effective income tax rate in the fourth quarter of 2006 was 45%, including a non-recurring retroactive true-up of 4%, versus an effective income tax rate of 38.5% in the fourth quarter of 2005.

For the year, net sales were $193.8 million, up 2% from 189.8 million in 2005. Sales were affected by the aforementioned decrease in sales of corn soil insecticides, as well as the previously announced adverse impact of pest and weather related factors on Bidrin®, the Company’s cotton insecticide, and Dibrom®, its crop protection insecticide and mosquito adulticide. Operating income was $29.2 million versus $32.3 million, and net income was $15.4 million or $0.57 per diluted share, compared to $19.0 million or $0.74 per diluted share in 2005. Profitability was impacted by the aforementioned product mix and associated margins, as well as interest expense. Fiscal 2006 results also reflect the Company’s expensing of stock options, in accordance with Financial Accounting Standard (FAS) 123R, which totaled approximately $576,000, versus zero in 2005. The effective income tax rate in 2006 was 42%, including a non-recurring retroactive true-up of 1%, versus an effective income tax rate of 38.6% in 2005.

Eric Wintemute, President and CEO of American Vanguard, stated, “2006 was a challenging year for American Vanguard and our industry as a whole. As expected, our results for the fourth quarter and year were impacted by the acceptance of genetically modified corn, which had a significant bearing on our traditional corn soil insecticide market. While we are disappointed with our results, 2006 marked our 10th consecutive year of revenue growth, and we were able to generate an 8% net profit margin in the face of substantial increases in energy and transportation costs.”

Mr. Wintemute continued, “With regard to the corn market, acreage is projected to reach record levels, and at the same time, prices are rising, driven largely by ethanol production. As a result, farmers should be in a much stronger financial position than in recent years, giving them the means to use inputs to generate maximum yields. Our Company offers the leading variety of corn soil insecticide options, which positions us to benefit from the expected overall health of the corn market, despite the wide acceptance of genetic seed. Additionally, we are actively marketing our corn soil insecticides, sold through our SmartBox®, as the products of choice for treating the ‘refuge acres’ (that portion of a corn field that is not allowed to be planted with a genetic variety).”

Mr. Wintemute further stated, “Impact®, our new corn herbicide, performed very well during the quarter, and continues to mature and generate increasing sales. As we announced in mid-January, through an agreement with DuPont, Impact has been incorporated in the TruChoice Opportunity Program, a financing program offered by Pioneer Hi-Bred International, Inc., a DuPont subsidiary. A percentage of total purchases made on products in the TruChoice program are returned to the farmer in the form of interest paid on loans, which is compelling for farmers since very few of them operate on an all-cash basis. We are very enthusiastic about this program, and see it as an endorsement of Impact.

“During the fourth quarter, we also began generating sales of Counter®, the global insecticide product line we acquired in late November ‘06 from BASF along with the Lock ‘n Load® closed delivery system. Counter strongly complements our product portfolio and produced a material level of sales during the quarter.”

Mr. Wintemute concluded, “We remain confident in American Vanguard’s business model and optimistic about the Company’s prospects for fiscal year 2007. We fully expect to achieve improved results this year as compared to 2006, based upon: (1) continued growth in Impact, which is participating in a $200 million marketplace; (2) annualized sales from Counter; (3) greater sales of our corn soil insecticides; and (4) a return to historic sales levels of Bidrin and Dibrom, based on normal pest pressure and rainfall. However, based on information to date, we believe much of this growth will occur in mid- to late 2007. With regard to future product licenses and acquisitions, the environment certainly remains attractive, and we are well positioned to capitalize on those opportunities.”

Conference Call

Eric Wintemute, President and CEO, and James Barry, Senior Vice President and CFO, will conduct a conference call focusing on the financial results at 12:00 noon ET on Thursday, March 8, 2007. Interested parties may participate in the call by dialing 706-679-3155 - please call in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call (conference ID # 1533521). The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire and license brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
James Barry, CFO		Loren G. Mortman
(949) 221-6140		LMortman@equityny.com
(212) 836-9604

American Vanguard Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	For the Three Months ended December 31		For the Year ended December 31
	2006	2005	2006	2005
Net sales	$55,062,000	$61,487,000	$193,771,000	$189,796,000
Cost of sales	30,996,000	31,307,000	111,413,000	104,117,000

Gross profit	24,066,000	30,180,000	82,358,000	85,679,000

Operating expenses	13,369,000	16,979,000	53,142,000	53,412,000

Operating income	10,697,000	13,201,000	29,216,000	32,267,000

Interest expense	1,035,000	562,000	3,382,000	1,720,000
Interest income	(1,000)	(17,000)	(30,000)	(29,000)
Interest capitalized	(128,000)	(111,000)	(658,000)	(363,000)

Income before income tax	9,791,000	12,767,000	26,522,000	30,939,000

Income tax expense	4,382,000	4,916,000	11,074,000	11,937,000

Net income	$5,409,000	$7,851,000	$15,448,000	$19,002,000

Earnings per common share (1)	$0.21	$0.32	$0.60	$0.78

Earnings per common share - assuming dilution (1)	$0.20	$0.30	$0.57	$0.74

Weighted average shares outstanding (1)	26,115,000	24,383,000	25,934,000	24,344,000

Weighted average shares outstanding - assuming dilution (1)	27,268,000	25,857,000	27,186,000	25,759,000

(1)	Retroactively restated to reflect a 4-for-3 stock split distributed on April 17, 2006 to common stockholders of record as of April 3, 2006.

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